Exhibit 99.1

SOURCECORP, Incorporated Completes

Restatement, Provides Nasdaq Update and Confirms Credit Agreement Compliance

DALLAS, Texas (April 1, 2005) – SOURCECORP, Incorporated (NASDAQ:  SRCPE) today announced that it has filed its annual report on Form 10-K for the year ended December 31, 2004, which the Company believes places it back in compliance with Securities and Exchange Commission reporting requirements and completes its financial restatement relating to it’s internal investigation announced October 27, 2004 that focused on the financial results of one of the Company’s operating subsidiaries in the Information Management Division of the Company’s Information Management and Distribution reportable segment.

The Company also announced that it has provided the Nasdaq Listing Qualification Panel an update of the Securities and Exchange Commission’s ongoing investigation, which the Company believes was the final milestone to the Company’s modified Nasdaq listing exception.  The Company is waiting to receive formal confirmation from Nasdaq that the requirements of the exception have been satisfied, following which the Company expects its trading symbol will be returned to SRCP.

The Company also noted, as indicated in it’s annual report on Form 10-K, that with the its recent Credit Agreement amendment, which was filed as an exhibit to the Company’s Current Report on From 8-K, filed March 24, 2005, the Company is currently in compliance with all of its Credit Agreement covenants.

About SOURCECORP®

SOURCECORP, Incorporated provides business process outsourcing solutions and specialized high value consulting services to clients throughout the U.S. SOURCECORP focuses on business processes in information-intensive industries including healthcare, legal, financial services, government and transportation & logistics. Headquartered in Dallas, the Company serves clients throughout the United States through a network of locations in the U.S., Mexico and India.  SOURCECORP is a component of both the S&P SmallCap 600 Index and the Russell 2000 Index.

For more information about SOURCECORP’s solutions visit the SOURCECORP website at www.srcp.com.  The statements in this press release that are not historical fact are forward-looking statements that involve risks and uncertainties, which could cause actual results to differ materially from such forward-looking statements. These forward-looking statements include, but are not limited to,  any financial estimates, projections, and estimates of future contract values included in this press release. The aforementioned risks and uncertainties include, without limitation, the results of the Company’s ongoing SEC investigation, the potential customer impact of the results of our investigation, the effect of our investigation and financial statement restatement on the trading price of our stock,  the risks of integrating our operating

© 2004 SOURCECORP, Inc. All rights Reserved

companies, of the timing and magnitude of technological advances, of the occurrences of a diminution in our existing customers’ needs for our services, of a change in the amount companies outsource business processes, of the impact to margins resulting from a change in revenue mix as well as the risks detailed in SOURCECORP’s filings with the Securities and Exchange Commission, including without limitation, those detailed under the heading “Risk Factors” in the Company’s most recent annual report on
Form 10-K. SOURCECORP disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise, except as required by law.

Contact SOURCECORP:  Barry Edwards, EVP & Chief Financial Officer: 214.740.6690